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                            EXHIBITION TOUR AGREEMENT


         THIS EXHIBITION TOUR AGREEMENT is entered into this 31st day of March, 1999 by and between RMS TITANIC, INC., a corporation organized under the laws of the State of Florida and having its principal place of business at 17 Battery Place, New York, New York 10004 ("RMST") and MAGICWORKS ENTERTAINMENT, INC., a corporation organized under the laws of the State of Delaware, having its principal place of business at 199 East Garfield Road, Aurora, Ohio 44202 ("Magicworks"). Magicworks is a direct subsidiary of PACE Entertainment Corporation ("PACE") and an indirect subsidiary of SFX Entertainment, Inc. ("SFXE").

         WHEREAS, Magicworks wishes to acquire from RMST, and RMST wishes to grant to Magicworks, the exclusive worldwide rights to present one or more tours (collectively the "Tour") of exhibitions of artifacts recovered by RMST from the wreck site of the Titanic (the "Exhibition(s)"), subject to the terms and conditions of this Agreement.

         NOW, THEREFORE, in consideration of the mutual covenants and conditions contained in this Agreement, the parties hereto agree as follows:

         1.       DEFINITIONS.

         Except as otherwise indicated elsewhere in this Agreement, the following words and expressions shall have the following meanings:


         1.1 "Artifacts" shall mean all of the objects recovered from the wreck site of the Titanic by RMST except as set forth below, and as may be recovered during any such future expedition conducted by RMST during the Term hereof, all in an "as is" condition as specified on the respective Exhibits, and subject to Conservation Procedures; provided, however, Artifacts, as defined herein, shall not include: (a) coal that has been, or may be, recovered from the Titanic wreck site (provided, however, that RMST shall negotiate in good faith with Magicworks to sell Magicworks certain amounts of coal to be sold by Magicworks during the
Tour); (b) samples recovered or to be recovered by RMST from the Titanic wreck site which have been, or may be, delivered to scientists and other experts for research and examination (the current list of such samples is on Exhibit 1.1.A.); or (c) twenty-seven (27) objects that have been delivered to third-parties for limited display purposes in England and France within events that cannot be promoted as a Titanic exhibit; or four (4) other objects that have been, or additional future objects that may be, deposited with officers of the United States District Court for the Eastern District of Virginia for purposes of permitting such court to exercise its jurisdiction over a matter involving RMST's interests in the Titanic (all such objects in this phrase (c) are identified on Exhibit 1.1.B.). So long as RMST is salvor-in-possession, all Artifacts will be made available to Magicworks subject to Conservation Procedures. A current and complete list of each Artifact owned by RMST is set forth on Exhibit 1.1.C. All outstanding contracts and agreements relating to the exhibition of Artifacts, and to the above-referenced objects which are not included as Artifacts are listed on
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Exhibit 1.1.D. and copies of such contracts and agreements are attached to
Exhibit 1.1.D. as Exhibit 1.1.D. - 1 through 1.1.D. - 2. RMST agrees not to amend or modify (either in writing or orally) any of the contracts and agreements set forth on Exhibits 1.1.D. When any such contracts or agreements relating to objects excluded from the definition of Artifacts expire or terminate, such objects shall immediately be included in the definition of Artifacts and be made available to Magicworks. Exhibit 1.1.E. is a list of Artifacts which are currently undergoing Conservation Procedures and estimates of the date they will be available to Magicworks. Exhibit 1.1.F. is a list of all Artifacts not currently on exhibit by RMST and which need Conservation Procedures, but their precise state of conservation and their date(s) of availability for exhibition are not currently known. (Exhibit 1.1.F. shall be supplemented by the parties in accordance with Section 4.10 of this Agreement).
Exhibit 1.1G. is a list of all Artifacts which are currently on exhibit by RMST and which currently need Conservation Procedures, along with a brief description of what Conservation Procedures need to be performed.

         1.2 "Condition Reports" shall mean reports to be delivered by RMST to Magicworks at the time of the delivery of the Artifacts by RMST to Magicworks, which reports shall show the current condition of the Artifacts and the need for any further Conservation Procedures.

         1.3 "Conservation Procedures" shall mean all procedures which are reasonably necessary to maintain the integrity and condition of the Artifacts in connection with the Exhibition of the Artifacts during the Term, as more fully described in the Condition Reports.

         1.4 "Exhibitry" shall include, display cases, mountings, props, theatrical pieces, didactic and other panels, artwork, models, transportable walls and wall covering, electronic, audiovisual and computer equipment and software programs, and any and all other display items or elements contained in the Exhibitions, together with all drawings, plans, specifications and other documentation relating thereto. Notwithstanding the foregoing, the term "Exhibitry" does not include any RMST Display Items, as defined below.

         1.5 "Exhibits" shall mean all Exhibits referenced in this Agreement, which Exhibits have been delivered in connection herewith and are incorporated herein by reference as if more fully set forth herein.

         1.6 "Orlando Exhibition" shall mean the "Titanic - Ship of Dreams" exhibition at the Mercado, located at 8445 International Drive, Orlando, Florida 32819, which exhibition is scheduled to open on or about April 10, 1999.

         1.7 "Profits" shall mean the excess of Revenues (as defined in Section
1.9 hereof) over Project Expenses (as defined in Section 1.8).

         1.8 "Project Expenses" shall include all costs and expenses of every kind and description incurred in identifying, selecting, designing, constructing, establishing, presenting, operating and marketing the Tour. Project Expenses will be projected in a budget to be prepared by Magicworks, subject to the review and approval by RMST, which approval shall not be unreasonably withheld or delayed (the "Budget"); provided, however, the Budget shall not


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include any provision for the payment of a management or other fee to either party representing an allocation of such party's general operating expenses; and provided, further, however, the Budget shall include provision for the itemized categories of expenditures reflected in Exhibit 1.8, as may hereafter be amended in writing from time-to-time by further agreement of the parties. The facility rental charge included in settlement may be traded by the facility in exchange for a co-promotion interest and therefore not actually be invoiced to and paid by Magicworks. Supplies and services owned or provided by Magicworks will be provided at a cost to be pre-negotiated by and between Magicworks and RMST, and such cost shall be charged at the agreed upon amount as a Project Expense. Supplies and services owned or provided by SFXE or an affiliate of SFXE (excluding Magicworks) shall be provided at a cost charged at arm's length and consistent with industry standards. Advertising at gross will be charged as a Project Expense. Insurance expenses will include premiums, administration and deductibles.

         1.9 "Revenue" shall mean and include the aggregate of:

                  1.9.1 "Ticket Revenue," which shall include all sums generated by ticket sales at the Exhibition and through authorized ticket sale outlets, minus sales tax, third party service charges, credit card fees, and check verification fees.

                  1.9.2 "Merchandising Revenue," which shall include all revenues derived from the sale of merchandise pursuant to Sections 8.1 through 8.4 hereof and from the sale of food and beverages at the Exhibition (including revenue derived from catering special events, as described in Section 1.9.4 below), minus cost of goods (if applicable), sales tax, credit card fees and check verification fees.

                  1.9.3 "Sponsorship Revenue," which shall include all revenues except non-cash or in-kind sponsorships, derived from the granting of sponsorship or promotion rights to third parties for the Exhibition, less commissions paid in connection with the generation of the Sponsorship Revenue.

                  1.9.4 "Ancillary Revenues," which shall include all revenues (net of costs paid to third parties and except as set forth in this subsection) related to or derived from the Exhibition not otherwise included within the provisions of Sections 1.9.1 through 1.9.3 hereof, such as, for example and not by means of limitation, vehicle parking fees; fees derived from the rental of an audio tour to Exhibition visitors; or revenues derived from special events that allow groups to attend the Exhibition while the general public is excluded. Ancillary Revenues shall not include any "Ticket Rebate Payments" made by Ticketmaster or any other third party. "Ticket Rebate Payments" shall be all payments made to Magicworks, SFXE or any of their affiliates in connection with any ticket sales related to the Tour or the Exhibitions.

                  1.9.5 "Ancillary Rights" It is specifically recognized and acknowledged that Magicworks or its affiliates due to a larger overall relationship with a vendor, such as an agreement to provide a certain number of shows to a facility or a


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         contractor, may be entitled to receive certain payments, volume rebates or other discounts which will not be included in Revenue.

         1.10 "RMST Display Items" shall mean display cases, models and other theatrical or audio visual components owned by RMST which are presently incorporated within exhibitions of RMST's Titanic Artifacts in touring exhibitions in Japan, St. Paul, Minnesota and Zurich, Switzerland, or which may hereafter be acquired by RMST. Copies of all contracts and agreements relating to the touring exhibition in Japan are included on Exhibit 1.10.A. Copies of all contracts and agreements relating to the St. Paul, Minnesota exhibition are included on Exhibit 1.10.B. Copies of all contracts and agreements relating to the Zurich, Switzerland exhibition are included on Exhibit 1.10.C.

         1.11 "Supporting Material" shall mean material relating specifically to the recovery of the Artifacts recovered by RMST from the wreck site of the Titanic, including but not limited to photographs and video footage supplied by RMST. Supporting Material does not include digital images or computer data constituting a photomosaic of Titanic's wreck and surrounding wreck site collected during RMST's 1998 expedition to the Titanic.

         1.12 "Term" shall mean the period commencing on September 15, 1999 and expiring on September 14, 2000, whereupon this Agreement shall automatically terminate without further notice by either party to the other unless this Agreement has been extended pursuant to the provisions of Section 12 hereof.

         1.13 "Venue(s)" shall mean the location of each Exhibition on the Tour.

         2. SCOPE OF TOUR; RMST'S CONSULTATION RIGHTS.

         2.1 The parties agree that Magicworks shall have the exclusive worldwide rights to exhibit the Artifacts and to present exhibitions of the Artifacts during the Term hereof, subject to: an Exhibition in a venue in Myrtle Beach, South Carolina (the "Myrtle Beach Exhibition") until on or about December 31, 1999 of approximately seventy-five (75) to one hundred (100) Artifacts, including Artifacts formerly on display in an exhibition at the Queen Mary in Long Beach, California (except for those Artifacts that may be removed from the exhibition for conservation purposes). It is expressly understood and agreed that RMST's share of revenues from the Myrtle Beach Exhibition from and after September 15, 1999 shall be deemed Revenues under the terms of this Agreement and shall be credited against the guarantee payments due RMST pursuant to
Section 5.1 of this Agreement; provided, however, in computing RMST's share of revenues under the Myrtle Beach Exhibition Agreement, costs related to site preparation and exhibition construction shall be amortized on a straight-line basis during the term of such exhibition. The copy of the Myrtle Beach Exhibition Agreement will be provided to Magicworks as soon as it is finalized and executed, and will be identified as Exhibit 2.1. Notwithstanding the foregoing, RMST shall have the right to use some of the Artifacts for promotional or educational purposes, with the prior written consent of Magicworks, which shall not be unreasonably withheld or delayed.


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         2.2 The parties acknowledge that Magicworks presently contemplates that the Artifacts will be incorporated into approximately five (5) Exhibitions during the first year of the Term. The categories of Artifacts that are considered the "Most Significant Artifacts" are listed on Exhibit 2.2. The Most Significant Artifacts are subdivided on Exhibit 2.2 into the categories "Major Artifacts" and "Star Artifacts." Magicworks agrees that each Exhibition shall have approximately twenty percent (20%) of each category of the Most Significant Artifacts on display at each such Exhibition and each Exhibition shall have a minimum of one hundred (100) Artifacts unless Magicworks receives RMST's prior written approval, which approval shall not be unreasonably withheld or delayed. For purposes of this Section 2.2, the 52 playing cards shall be collectively one Artifact, any number of coins shall be collectively one Artifact, and any number of paper currency shall be collectively one Artifact. Notwithstanding anything else to the contrary contained herein, Magicworks shall not have the right to incorporate or utilize any Artifacts in any manner other than Exhibitions produced and presented in accordance with the terms of this Agreement. Accordingly, during the Term hereof, Magicworks shall not have the right to display Artifacts for promotional purposes without the prior written consent of RMST, which consent shall not be unreasonably withheld or delayed. For the purposes of the foregoing, "promotional purposes" shall mean the display of an Artifact in an area where it can be viewed without the purchase of an admission ticket. The term "promotional purposes" does not, however, include press conferences that are conducted to publicize an Exhibition. Consistent with this Section, all Artifacts presented at a press conference will be presented in a dignified manner and handled properly. RMST will be consulted and shall approve the Artifacts for each press conference, which approval shall not be unreasonably withheld or delayed.

         2.3 The name of each Exhibition shall be "Titanic - The Exhibition" or such other name or names mutually agreed upon by the parties and the consent to use other names shall not be unreasonably withheld or delayed by RMST. RMST authorizes Magicworks to use the name "Titanic - The Exhibition" and all similar names used in connection with the merchandise only to the extent that RMST owns such names. Equal credit for the production of the Exhibitions shall be given to Magicworks and RMST, and the Exhibitions will be advertised and promoted in such manner as will reasonably give recognition to Magicworks' and RMST's co-production of the Exhibitions, both parties to be given equal credit in priority, character size, lettering and print type. For purposes of this Section, Magicworks shall include any of its affiliates, including SFXE and PACE.

         2.4 Subject to the provisions of Section 2.4.1 hereof, Magicworks shall locate and select the Venues and design the Exhibitions. Magicworks acknowledges that RMST has sought, and intends to continue to seek, to preserve and promote the memory of the Titanic with dignity and respect, and with due regard to Titanic's historical and maritime significance. Magicworks accordingly agrees that the Exhibitions will be designed in a manner that is consistent with RMST's desire to preserve and promote the memory of the Titanic, as described above. In furtherance of the foregoing, Magicworks agrees that:

                  2.4.1 The general design and appearance of the Exhibitions shall all be subject to review and written approval in advance by RMST, which approval shall not be unreasonably withheld or delayed.



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                  2.4.2 Upon reasonable request from RMST, Magicworks will
         arrange for its key design and other specialist personnel to meet with representatives of RMST to review the progress of preparation of the Exhibition(s).

                  2.4.3 Upon reasonable request of RMST, Magicworks will provide reasonable access for RMST representatives to observe the preparation of the Venue for presentation of the Exhibition(s).

                  2.4.4 Upon reasonable request of RMST, Magicworks shall deliver to RMST copies of all drawings, specifications and plans for the Exhibitions, including but not limited to Exhibition design and layout and lighting system design and layout.

         2.5 If there is a dispute or a disagreement ("Dispute") between RMST and Magicworks in connection with this Agreement, a senior officer of both RMST and Magicworks shall, within two (2) days of such Dispute, meet in good faith to resolve such Dispute and, if such Dispute cannot be resolved by such senior officers within five (5) days of such dispute, the parties will immediately use the American Arbitration Association to select one arbitrator in New York City, New York, who will arbitrate the Dispute on the most expedited basis within a time frame of not greater than fifteen (15) days from the date of the selection of the arbitrator. The award rendered by the arbitrator shall be final, and judgment may be entered upon the award in accordance with applicable law in any court having competent jurisdiction thereof.

         3. THE OBLIGATIONS OF MAGICWORKS.

         Magicworks agrees to pay all Project Expenses in the amounts set forth in the Budget and to:

         3.1 Make all arrangements, and obtain all rights, permits and licenses as may be required, for presentation of the Exhibition in the Venue, and in connection therewith, Magicworks will use its commercially reasonable efforts best to ensure that all improvements of the Venue will be completed sufficiently in advance of the opening of the Exhibition so as to permit the Exhibition to commence as scheduled;

         3.2 Commission and supervise all design and construction work relating to the presentation of the Exhibition in each Venue and improvements or additions to the RMST Display Items, including, but not limited to:

                  3.2.1 All display cases, including alarm systems, environmental control systems and any integrated lighting systems.

                  3.2.2 All theatrical displays or devices that may be incorporated into the Exhibition.

                  3.2.3 All didactic panels, Artifact mountings and Artifact labels.



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                  3.2.4 All lighting systems and equipment for illumination of the galleries and ancillary exhibition areas.

                  3.2.5 All necessary galleries and ancillary areas, including furniture and equipment for an Artifact retention area, box office, security, coat check, cash control, orientation theater, queuing area, concessions, and all other areas or improvements that may be required to properly, secure, store, handle and display the Artifacts and present them in a manner that will allow the public to safely view them. It is agreed that all display cases and mountings shall be of "Exhibition Quality" and will consist of safety-glass vitrines. "Exhibition Quality" shall mean the usual and customary quality of a display case and mountings utilized in similar Artifact exhibitions.

         3.3 Develop and implement a comprehensive marketing, advertising, promotion and public relations plan for the Exhibition in consultation with RMST. Subject to the terms and conditions of Section 6.6, Magicworks owns any such items it pays for and/or develops. Magicworks agrees that no photographs, videotape or other audio-visual materials constituting Supporting Materials hereunder shall be utilized by Magicworks in any promotional or marketing materials, or be otherwise distributed or disseminated by Magicworks, without credit of the sole copyright ownership thereof to RMST (if RMST is the sole copyright owner).

         3.4 Develop and implement a comprehensive admissions and sales program, including ticket sales, toll-free telephone sales, media and sales blitzes, box office, group sales, and other means to maximize attendance at the Exhibitions.

         3.5 Be responsible for the care and storage of the Artifacts, RMST Display Items (subject to reasonable wear and tear) and Supporting Material so as to protect the Artifacts from the elements, including extreme lighting, extreme temperature, extreme humidity, unauthorized photography, filming or videotaping, or handling by unauthorized personnel in a manner that could damage the Artifacts.

         3.6 Provide full insurance coverage for the Artifacts consistent with valuations previously used by RMST, as set forth on Exhibit 3.6, from the time the Artifacts are delivered by RMST to Magicworks until thirty (30) days after the end of the Term, or the return of the Artifacts to RMST, whichever occurs first, and full insurance coverage for the RMST Display Items in an amount consistent with valuations previously used by RMST as set forth on Exhibit 3.6.

         3.7 Be responsible for all staffing, security and the daily operations of the Exhibition(s).

         3.8 Upon completion of the current exhibition of Artifacts in Zurich, Switzerland, a touring exhibition in Japan (which is scheduled to conclude in July 1999) and the Atlantic City, New Jersey exhibition (which is scheduled to conclude on September 7, 1999), Magicworks shall arrange and pay for the pick-up and transportation of the items constituting the RMST Display Items and Artifacts to, at Magicworks' sole discretion, one or more locations for


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either storage or for incorporation into an Exhibition; provided, however, RMST shall have the right to approve any such storage locations, which approval shall not be unreasonably withheld or delayed. The Artifacts and RMST Display Items shall be made available to Magicworks in ready for delivery condition and crated or packed by RMST.

         3.9 Except as provided in Section 3.8, be responsible for all Artifact prepacking, packing, handling, security, insurance, export and import customs charges and duties, and the transportation thereof from the place(s) where they are held by RMST to the Exhibitions of Magicworks.

         3.10 Be responsible for the installation and de-installation of the Exhibitions, including the Artifacts. Installation and de-installation of the Artifacts for an Exhibition will be handled in a manner in which it was previously handled by RMST's conservators or such other means as RMST may approve, which approval shall not be unreasonably withheld or delayed (with the further understanding that RMST has experienced a maximum cost of $15,000.00 for installation and $15,000.00 for de-installation of past exhibitions involving 200 Artifacts).

         3.11 Subject to the prior written consent of RMST, which shall not be unreasonably withheld or delayed, Magicworks shall have the right to refurbish, alter or otherwise modify elements of the RMST Display Items for use within an Exhibition.

         3.12 Be responsible for the safety and security of the Artifacts, Exhibitry and RMST Display Items from the time the Artifacts, Exhibitry and RMST Display Items are delivered by RMST to Magicworks and pick-up by RMST within thirty (30) days of the end of this Agreement.

         3.13 Be responsible for all Artifact conservation and mounting work that is reasonably necessary for the display of the Artifacts in an Exhibition, including, but not limited to, the costs of packing, shipping, handling, security, insurance, export and import customs charges and duties, and the transportation thereof to the Magicworks' Exhibitions. RMST shall pay for the cost of all conservation inspections. Magicworks shall not be responsible for the cost of any Conservation Procedures for Artifacts which are not included in a Magicworks' Exhibition. The remaining Conservation Procedures to be performed on the Artifacts listed on Exhibit 1.1.G. during the Term shall be paid and accounted for as a Project Expense. If an item in a Magicworks' Exhibition is not identified in Section 1.1 and on Exhibit 1.1.G. as needing conservation, and during the Tour such item is identified as needing Conservation Procedures, either (i) Magicworks shall remove such item from the Magicworks' Exhibition and deliver it to RMST for conservation at RMST's expense or (ii) Magicworks shall maintain such item in the Magicworks' Exhibition, enable such item to undergo the Conservation Procedures at RMST's expense, and RMST shall provide Magicworks with a substantially similar item while such item is undergoing Conservation Procedures, to the extent such substitute item is available. Notwithstanding any other term or condition of this Agreement, RMST shall not require Magicworks to include any specific Artifact in an Exhibition.

         3.14 Subject to Magicworks' obligations under Section 10, produce an audio-visual presentation for use solely in an orientation theater in the Exhibitions. RMST shall have


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the right to review and approve the script for any audio tour, which approval shall not be unreasonably withheld or delayed.

         3.15 Make arrangements for two (2) of RMST's officers to attend the opening events for each Exhibition, which arrangements shall include coach air transportation, lodging and meals related thereto for a period of two (2) days.

         3.16 Except as specifically allocated to RMST or Magicworks, as the case may be, in Sections 3.1 through 3.15, the costs and expenses of all of the items and actions set forth in Sections 3.1 through and including 3.15 shall be Project Expenses.

         3.17 In partial consideration for this Agreement, Magicworks shall pay RMST twenty percent (20%) of the net amount to be distributed to the joint venture members (the "J.V. Distribution") from the operation of the Orlando Exhibit during the Term of this Agreement (the "RMST Orlando Payments"). The RMST Orlando Payments shall be based on the J.V. Distribution under Section 5.5.1(b)(ii) of the Joint Venture Agreement and First Amendment to Joint Venture Agreement set forth in Exhibit 3.17. The RMST Orlando Payments shall be credited against the guaranty payments due RMST pursuant to Section 5.1 of this Agreement. Within thirty (30) days after the date of this Agreement, Magicworks will pay to RMST $50,000 towards the legal fees incurred by RMST in connection with the Application for Contempt and Injunctive Relief filed in the United States District Court for the District of Connecticut, Civil Action Nos. 5:91CV007 (WWE) and 3:96 CV01768 (WWE) in January, 1999. It is further agreed that none of RMST's Artifacts will be used in the Orlando Exhibition, and no reference to RMST shall be made in connection with the Orlando Exhibition.

         3.18 Magicworks shall give RMST and its authorized representative reasonable access to each Exhibition.

         4. RMST'S OBLIGATIONS.

         RMST agrees to:

         4.1 Subject to the provisions of Section 2.1 hereof, make the Artifacts and RMST Display Items available to Magicworks pursuant to Section 3.8, but in no event less than seven (7) days prior to the start of the Term.

         4.2 Make available, on a non-exclusive basis, such Supporting Material as Magicworks shall reasonably require following consultation with RMST and subject to any licenses or other agreements which may restrict RMST's ability to utilize certain Supporting Material in conjunction with an Exhibition. Copies of all such licenses or other agreements are included in Exhibit 4.2.

         4.3 At Magicworks' reasonable request, make its corporate officers available for press interviews and public relations events related to the Exhibitions or Tour, the costs of which shall be a Project Expense.

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         4.4 Provide Magicworks with advance notice of a minimum of thirty (30)
days of the place and date designated for delivery of Artifacts to Magicworks in accordance with Section 3.8 hereof.

         4.5 Provide all drawings or written descriptions of the RMST Display Items that are available to RMST as reflected on Exhibit 4.5.

         4.6 Be responsible for the Artifacts after de-installation (per Section 3.10) of the Artifacts at the Exhibitions at the end of the Term.

         4.7 Make available to Magicworks for its review, all financial information and books and records in the possession of RMST which Magicworks shall deem reasonably necessary for the purpose of reviewing Show Costs. For the purpose hereof, Show Costs shall mean those costs incurred or paid in connection with the presentation, production, or promotion of the exhibitions in Japan, St. Paul, Minnesota and Zurich, Switzerland. RMST shall also provide to Magicworks verifiable attendance records for each of such exhibitions and any other RMST related exhibition within the past five (5) years to the extent such records are available to RMST. Such attendance records shall be delivered to Magicworks contemporaneously with the execution of this Agreement, but no later than the date when such attendance records first become available to RMST.

         4.8 RMST shall stabilize each object and Artifact so that it is ready for Conservation Procedures.

         4.9 RMST shall not require Magicworks to include any specific Artifact in an Exhibition.

         4.10 Except as specifically set forth in Section 3.13 and in this
Section 4.10, RMST shall pay all costs of Conservation Procedures for objects or Artifacts (including the costs of all Conservation Procedures for Artifacts which are incurred or accrue prior to Magicworks' acceptance of an "Additional Objects Exhibition Tender," as defined in Section 12.6(b) hereof); provided, however, that the undertaking and timing of such conservation work is at the discretion of RMST. Within thirty (30) days following the date of this Agreement, a representative designated by Magicworks shall accompany (an) RMST representative(s) to the LP3 Conservation lab in Semur, France. With respect to each Artifact listed on Exhibit 1.1.F., the parties shall jointly determine, in good faith and with as much specificity as possible, (i) the nature and current status of Conservation Procedures for each Artifact; (ii) a good faith estimate of the length of time remaining to complete Conservation Procedures for each Artifact; (iii) the cost of the Conservation Procedures completed to-date for each Artifact; and (iv) the cost of the Conservation Procedures remaining to be performed for each Artifact (the "Remaining Conservation Cost"). The parties shall thereupon supplement Exhibit 1.1.F. with a revised Exhibit 1.1.F. containing all of the foregoing information, and the revised Exhibit 1.1.F. shall be signed by authorized representatives of Magicworks and RMST. From and after the date of the fully executed revision of Exhibit 1.1.F., if Magicworks desires to incorporate any Artifacts from Exhibit 1.1.F. into an Exhibition, RMST will make such Artifacts available for exhibition, and


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the Remaining Conservation Cost for such Artifacts will be paid for by
Magicworks and shall be accounted for as a Project Expense for purposes of this Agreement.

         4.11. RMST warrants and represents that it intends to continue to dive and explore the Titanic wreck and to maintain its status as salvor in possession of the Titanic.

         5. FINANCIAL GUARANTEE TO RMST

         5.1 Magicworks unconditionally guarantees to RMST the payment of Eight Million Five Hundred Thousand ($8,500,000) Dollars for each year of the Term, as follows: (a) $500,000 upon execution of this Agreement; and (b) quarterly installments of $2,000,000 each on September 15, 1999; December 15, 1999; March 15, 2000; and June 15, 2000. The RMST Orlando Payments (defined in Section 3.17) paid or to be paid to RMST shall be credited against payments made or to be made to RMST pursuant to this subsection.

         5.2 In the event that Magicworks fails to make timely payment of any of the installments due under subdivision (b) of Section 5.1, and fails to cure such default within fifteen (15) days of receipt of written notice thereof, Magicworks shall be deemed to have assigned to RMST all rights, title and interest in Revenues until the sum due under such installments is paid in full, and to effectuate such assignment, Magicworks hereby grants RMST an irrevocable limited power of attorney solely for the collection of such Revenue. The foregoing assignment of Revenues is without prejudice to, or limitation or waiver of, all of RMST's legal and equitable rights and remedies to enforce Magicworks obligations hereunder.

         5.3 All payments due to RMST under this Section 5 shall be paid on or before the dates specified in Section 5.1 hereof by the wire transfer of funds into a bank account designated in writing by RMST, or by the delivery to RMST of a certified or official bank check to RMST at 17 Battery Place, Suite 203, New York, New York 10004. All payments shall be made in United States dollars.

         6. DIVISION AND PAYMENT OF REVENUES.

         6.1. All Revenues shall be collected by Magicworks and be deposited into an interest-bearing bank account to be utilized for the receipt and disbursement of Revenues (the "Bank Account"). Unless Revenues have been assigned to RMST pursuant to the provisions of Section 5.2 hereof, Revenues shall be disbursed for the following purposes and in the following priority: (a) to Magicworks, in recoupment of the Project Expenses; and (b) to the respective parties, in proportion to their respective rights to Profits as set forth in
Section 6.2 hereof.

         6.2 Profits (as defined in Section 1.7 hereof) shall be divided between RMST and Magicworks as follows: sixty-five (65%) percent thereof shall be paid to RMST and thirty-five (35%) percent thereof shall be paid to Magicworks. The payment of $8,500,000 to RMST in accordance with Section 5 hereof shall first be credited against RMST's share of Profits.

         6.3 Profits shall be determined on a fiscal year basis as of September 14, 2000, and each anniversary thereof, if any, during the Term, and shall be distributed by Magicworks to the parties simultaneously within sixty (60) days thereafter.

         6.4 Magicworks shall maintain all books of accounts and all documents necessary to audit, review and verify Revenue and Project Expenses, and agrees to allow authorized representatives of RMST to have reasonable access to such books and records, and to make such copies thereof as such representatives shall reasonably require. Without limiting the foregoing, RMST shall be provided with access to the records of the Bank Account at such times and with such frequency as RMST may reasonably request, including all information pertaining to deposits and withdrawals or disbursements into and from the Bank Account.

         6.5 Magicworks shall furnish to RMST electronic statements of ticket sales and Exhibition attendance on a daily basis and monthly accountings of Ticket Revenue, Sponsorship Revenues, Merchandise Revenue, Ancillary Revenues and Project Expenses within one week of the close of each monthly period, with the first such monthly report to be issued within one week of October 31, 1999 (the "Monthly Report"). Within sixty (60) days of September 30, 2000, Magicworks shall furnish RMST with an accounting of each of the aforesaid categories of Revenues and Project Expenses (the "Annual Accounting"). The Monthly Reports and Annual Accounting shall itemize the Project Expenses in the manner set forth in
Exhibit 1.8 hereof, or in such other manner as the parties may mutually agree upon in writing. In the event that an audit reflects a five (5%) percent or greater discrepancy from the accounting furnished by Magicworks to RMST, then Magicworks shall be responsible for payment of the costs of such audit.

         6.6 Upon recoupment of the Project Expenses: (a) RMST shall have the right to select and obtain legal title to, without the payment of any additional consideration, sixty-five (65%) of the Exhibitry, with such rights to be exercised on or before the last day of the Term and with Magicworks to furnish to RMST an itemized list of the Exhibitry, including the cost thereof, within thirty (30) days of the delivery of such items of Exhibitry to Magicworks; and
(b) RMST shall have the right to acquire from Magicworks all or a portion of the thirty-five (35%) percent balance of the Exhibitry, at the purchase price defined below, with RMST to give notice of its election to purchase such items on or before the last day of the Term. The purchase price for such Exhibitry shall equal the fair market value thereof as of the date of purchase, and shall be paid by wire transfer to a bank account designated in writing by Magicworks or by the delivery of a certified or official bank check to Magicworks within thirty (30) days of the end of the Term. RMST shall be responsible for picking-up and shipping any items of Exhibitry it acquires pursuant to the terms hereof within thirty (30) days of the end of the Term, subject to RMST's payment of the purchase price. In the event that Magicworks has not recouped the Project Expenses hereunder, and the Agreement is terminated by RMST, RMST shall have the right to purchase all such Exhibitry at the unrecouped cost of the Exhibitry.

         6.7 RMST shall not bear any responsibility for any financial losses that may be incurred in connection with the presentation of the Exhibition(s) or the Tours.

         7. MARKETING, ADVERTISING AND PUBLICITY.

         7.1 RMST shall be reasonably consulted about advertising and publicity materials relating to the Exhibitions. RMST shall cooperate and not unreasonably withhold or delay its consent to these matters.

         7.2 Magicworks shall make available to RMST the advertising and promotional materials in advance for the written approval of RMST, which approval shall not be unreasonably withheld or delayed. Magicworks may then use all of its advertising and promotional materials without further approval from RMST so long as there is no material change to the format of the materials which have been incorporated into Magicworks' advertising and promotional materials with RMST's prior approval, which shall not be unreasonably withheld or delayed.

         8. MERCHANDISING.

         8.1 Each Exhibition shall be designed to have adequate space for a merchandise shop.

         8.2 As indicated in the document identified as Exhibit 8.2, RMST has entered into an agreement with Titanic Merchandise, Inc. ("TMI"), pursuant to which TMI is obligated to build-out, operate, staff and acquire the inventory ("Merchandise") for the merchandise shop at Exhibitions in the United States (the "Merchandise Shop") until June 30, 2000 (the "Exhibition Retail Agreement"). Under the Exhibition Retail Agreement, TMI has agreed to pay to RMST thirty (30%) of gross sales of the Merchandise Shop, less sales tax, credit card charges, check verification fees and returns (the "Merchandise Sales"), and TMI shall furnish a weekly report of Merchandise Sales, on an itemized basis, together with remittance of the Merchandise Sales on Friday of each week for the period covering the preceding Monday through Sunday. RMST is not receiving any payments or other consideration from TMI for the Merchandise Shop except as set forth in the Exhibition Retail Agreement and except for royalties earned from the utilization of RMST's proprietary rights, and supplies or goods sold by RMST to the Merchandise Shop. Magicworks acknowledges that the foregoing terms of such agreement are acceptable. RMST shall assign to Magicworks the Exhibition Retail Agreement and all rights to receive revenues and reports from TMI under the Exhibition Retail Agreement with respect to Exhibitions during the Term , which revenues shall be included in Merchandising Revenue as defined by Section
1.9.2 hereof.

         8.3 With respect to Exhibitions in the United States after the expiration of the Exhibition Retail Agreement on June 30, 2000, and with respect to Exhibitions outside the United States, Magicworks shall have the right, in its sole discretion, to market and sell the Merchandise during the term of this Agreement on terms and conditions which are substantially similar to the Exhibition Retail Agreement whereby Magicworks receives seventy percent (70%) of gross sales and thirty percent (30%) of gross sales is included in Revenue.

         8.4 It is agreed that an Exhibition Catalogue will be a customized version of the book "Titanic - Legacy of the World's Greatest Ocean Liner" by Susan Wels, with a new cover and approximately sixteen pages of material to be combined with the existing book contents so as to customize such book as an Exhibition catalogue. Other Exhibition Catalogues may be developed by Magicworks, subject to the consent of RMST, which consent shall not be unreasonably withheld or delayed.

         9. SPONSORSHIP.

         Magicworks shall seek corporate sponsors for the Exhibition(s) that are not in conflict with the image of promoting science and education, and RMST shall provide its assistance and support for such efforts. RMST shall have the right to approve all sponsors for the Exhibition(s), which approval shall not be unreasonably withheld or delayed. No sponsor shall be granted any rights, other than sponsorship rights with respect to the Exhibition(s), without the prior written consent of RMST, which shall not be unreasonably withheld or delayed. Nothing in this Agreement shall be construed as authorizing the right to grant sponsorship arrangements for any activity or undertaking of RMST other than the Exhibition(s). Any and all payments received from sponsors of the Exhibition(s), less commissions paid in connection therewith, provided such commissions are negotiated on an arm's length industry standard basis and are a maximum of fifteen percent (15%), shall be considered Revenue for purposes of this Agreement. The parties acknowledge that RMST has entered into an agreement with Discovery Communications, Inc. ("Discovery"), identified as Exhibit 9, pursuant to which it has been agreed that Discovery has the right to be a sponsor of the exhibitions of its Titanic artifacts, and that if Discovery desires to be a sponsor, such sponsorship shall be at no cost to Discovery. Any money or other consideration received by RMST from Discovery in connection with the Exhibitions shall be included in Revenues and be a credit against the payments due RMST under this Agreement. In the event that Discovery is a sponsor of the Exhibition(s), its logo shall appear in all promotional materials related to the Exhibition(s). Magicworks hereby acknowledges that the above arrangements with Discovery are acceptable and binding upon Magicworks for purposes of this Agreement.

         10. AUDIO VISUAL RIGHTS.

         10.1 Except for the production of an orientation theatre presentation to be made pursuant to Section 3.14 hereof exclusively for presentation within an Exhibition (the "Orientation Film") and except for the production of a B-Roll videotape of no more than four (4) minutes duration for the sole purpose of promoting the Exhibition(s) through the media (the "Promotional Work"), no television, video, film, music, photography or other audio visual rights, including but not limited to, telecommunication mediums such as the Internet, are granted by RMST to Magicworks. The parties further agree that the subject of the Orientation Film and the Promotional Work shall be limited to the Exhibition(s), and that subject to RMST's prior written consent, which consent shall not be unreasonably withheld or delayed, a reasonable portion of RMST's Supporting Material shall be made available for utilization in the Orientation Film and Promotional Work. All rights and title to photographs of the Artifacts and RMST's Supporting Material shall be owned exclusively by RMST, and no rights or interests therein are hereby conferred upon Magicworks except as expressly set forth in this Agreement. RMST shall have the right to approve the content and form of the Orientation Film and Promotional Work prior to the release thereof to the media, which approval shall not be unreasonably withheld. Any licensing fees that may be derived from the distribution of the Promotional Work shall be included in Ancillary Revenues under this Agreement. It is hereby acknowledged that RMST has granted Discovery a right of first negotiation to produce the Orientation Film, in the event that RMST intends to engage an outside producer to produce the same and such agreement is identified as Exhibit
9. Such right of first negotiation is for a period of not less than 30 days, commencing on the date that RMST first notifies Discovery that it intends to cause the production of the Promotional Work, and during such period RMST shall negotiate exclusively and in good faith with Discovery. If Discovery and RMST shall agree on terms in respect of such reel, and if RMST shall thereafter fail to enter into an agreement with Discovery with respect thereto, but shall instead reach agreement with a different media company on the same or less favorable terms (for RMST) as those agreed to with Discovery, RMST has agreed it shall permit Discovery the right to once again negotiate (for a period of 10 days) to produce the Promotional Work on such terms. Magicworks hereby acknowledges that the above agreements with Discovery are acceptable and binding upon Magicworks for purposes of this Agreement.

         10.2 Any Internet site established by Magicworks to promote or advertise the Exhibitions shall state that the Exhibition(s) is/are produced by Magicworks and RMST, and shall include, on the initial screen thereof, a hypertext link to RMST's Internet site at the first reference to RMST, and a brief mission statement by RMST. Any Internet site used by RMST shall include a reference, on the initial screen thereof, to the Exhibitions and shall include a hypertext link to the Internet site used by Magicworks to promote or advertise the Exhibition(s).

         10.3 Except as set forth in Section 10.1 hereof, Magicworks will use its best reasonable efforts including, but not limited to, posting signs at the entrance of the Exhibition(s),and making an announcement to the patrons, to prohibit photography, videotaping, filming or other recording of the Exhibition(s) and will take reasonable measures to inform visitors to the Exhibition(s) of this prohibition. Magicworks shall eject any visitor to the Exhibition(s) who refuses to comply with such prohibition, and shall use its best reasonable efforts to confiscate and photographic film or other recording of the Exhibition(s) obtained by such visitor.

         11. TICKET SALES.

         11.1 All ticket prices for the Exhibition(s) shall be subject to the written consent of RMST, which consent shall not be unreasonably withheld or delayed. Ticket prices shall be established for each of the following categories: adults; seniors; youth (5-11 years); school and camp groups (20 or more) and adult groups (20 or more). Any discounts from ticket prices, whether through coupons or otherwise, shall be subject to the written consent of RMST, which consent shall not be unreasonably withheld or delayed.

         11.2 Magicworks shall have the right to distribute to Exhibition sponsors, on a complimentary, no-charge basis, tickets for the Exhibitions; provided, however, that Magicworks can distribute in excess of 2% of the total tickets sold if Magicworks provides evidence to RMST that such excess tickets were exchanged for value added services.

         11.3 Magicworks shall have the right to grant individuals with valid press credentials admission to an Exhibition free of any ticket admission charges.

         11.4 Tickets shall be made available for sale in advance on a time-reserved basis, with a service charge to be mutually agreed upon (the "Service Charge") to be added to each ticket purchased in advance.

         11.5 RMST shall be entitled to a copy of all of the data collected or received by Magicworks in connection with the sale of tickets hereunder, and Magicworks shall provide RMST with a weekly report of the number of tickets sold within each of the categories enumerated in this Section 11, and such other ticket price categories that may hereafter be established.

         11.6 To the extent that Magicworks obtains the names and/or addresses of the purchasers of tickets for the Exhibition(s), a list of such names and address shall be furnished to RMST in a data format compatible with a database program, such as Excel or FileMaker Pro, if available, or in printed form. Such list shall be furnished to RMST on a monthly basis. Any expense associated with obtaining any list shall be paid by RMST. Both parties shall have the right to use the list of such purchasers as they may respectively determine thereafter, independent of, and without claims or rights, of the other party hereto.

         12. OPTIONS TO EXTEND.

         RMST grants to Magicworks the following options:

         12.1 Magicworks is hereby granted four (4) options (the "Annual Option(s)") to extend the term of this Agreement for an additional period of one
(1) year each (the "Extension Period") on the same terms and conditions as those contained herein, except as follows: in lieu of the payment of Five Hundred Thousand ($500,000) Dollars upon execution of this Agreement pursuant to Section 5.1(a) hereof, Magicworks shall instead pay to RMST such sum of $500,000 (the "Annual Advance") simultaneously with delivery to RMST of notice of its exercise of an Annual Option. In all other respects, the terms and conditions of this Agreement, including, but not limited to, the provisions for payments due to RMST under Section 5.1(b) hereof, shall be in full force and effect during each Extension Period.

         12.2 Each Annual Option shall be exercisable by Magicworks no earlier than April 30 and no later than May 15 of each year by sending written notice thereof to RMST and by payment of the Annual Advance for the Extension Period. Each year, Magicworks shall have the right to exercise only one Annual Option so as to extend this Agreement for one Extension Period.

         12.3 No Annual Option shall be exercisable unless all preceding Annual Options have been exercised.

         12.4 No Annual Option shall be exercisable unless Magicworks has theretofore duly performed its material obligations hereunder.

         12.5 Whenever reference is made to the Term in this Agreement, such word shall mean and include all Extension Periods if the Annual Options with respect thereto have been exercised.

                  12.6 (a) Notwithstanding anything else to the contrary contained herein, in the event of a Change of Control of RMST, RMST shall have the right to cancel all subsequent Annual Options of Magicworks by delivery of written notice to Magicworks on or before February 28 of each Extension Period stating that a Change of Control of RMST has occurred, and in that event the Term of this Agreement shall end on September 14 of the then current Extension Period. A Change of Control or RMST shall occur upon (i) the sale to, or acquisition by, a person or entity who is not an affiliate of RMST in a transaction or series of related transactions of a majority of the outstanding capital stock of RMST or substantially all of the assets of RMST, or (ii) the merger of RMST with another entity such that after the consummation of such merger the shareholders of RMST immediately prior to such merger do not own a majority of the outstanding capital stock of the surviving entity immediately following such merger.

                  (b) In the event RMST conducts one or more diving expeditions to recover additional objects ("Additional Objects") from the wreck site of the Titanic and such Additional Objects are of such a quantity and variety that they can reasonably support an additional Exhibition, RMST may give Magicworks written notice of (i) a complete listing and description of the Additional Objects and (ii) RMST's intent to place such Additional Objects into an Exhibition (the "Additional Objects Exhibit Tender"). Magicworks shall have thirty (30) days from the receipt of the Additional Objects Exhibit Tender to accept or reject the Additional Objects Exhibit Tender. Failure to send written acceptance of the Additional Objects Exhibit Tender to RMST within thirty (30) days of its receipt by Magicworks shall constitute a rejection of the Additional Objects Exhibit Tender. In the event that Magicworks rejects the Additional Objects Exhibit Tender, then RMST, by giving written notice to Magicworks on or before February 28th of each Extension Period, shall have the right to terminate Magicworks' exercise of Annual Options hereunder. In the event that such notice of termination is given by RMST, then the Term of this Agreement shall end on September 14th of the then current Extension Period.

                  (c) In the event this Agreement is terminated pursuant to either Sections 12.6(a) or 12.6(b), Magicworks shall have the right, at its sole discretion, to continue one major Exhibition which involves a substantial investment by Magicworks, SFXE or any of their affiliates in excess of $2 million (the "Major Exhibition") after this Agreement is so terminated as set forth below:

                           (i) Upon termination, Magicworks must de-install all
                  Artifacts for pick-up by RMST except for 200 Artifacts which shall include twenty percent (20%) of each category of the Most Significant Artifacts listed in Exhibit 2.2;

                           (ii) Magicworks is hereby granted three (3) options
                  (the "Major Exhibition Annual Option(s)") to extend the term of this Agreement for one Major Exhibition at only one permanent venue for an additional period of one (1) year each until no later than September 14, 2004 (the "Major Exhibition Extension Period") on the same terms and conditions as those contained herein, except as follows: (a) in lieu of the payment of Five Hundred Thousand Dollars ($500,000) upon execution of this Agreement pursuant to Section 5.1(a) hereof, Magicworks shall instead pay to RMST such sum of Five Hundred Thousand Dollars ($500,000) (the "Major Exhibition Annual Advance") simultaneously with delivery to RMST of notice of its exercise of a Major Exhibition Annual Option; and (b) the quarterly payments due RMST pursuant to Section 5.1(b) shall be reduced from Two Million Dollars ($2,000,000.00) to Four Hundred Thirty-Seven Thousand Five Hundred Dollars ($437,500.00). In all other respects, (except for the exclusive right to display Artifacts other than those in the Major Exhibition) the terms and conditions of this Agreement shall be in full force and effect during each Extension Period.

                           (iii) Each Major Exhibition Annual Option shall be
                  exercisable by Magicworks no earlier than April 30 and no later than May 15 of each year by sending written notice thereof to RMST and by payment of the Major Exhibition Annual Advance for the Major Exhibition Extension Period. Each year, Magicworks shall have the right to exercise only one Major Exhibition Annual Option so as to extend this Agreement for one Major Exhibition Extension Period.

                           (iv) No Major Exhibition Annual Option shall be
                  exercisable unless all preceding Major Exhibition Annual Options have been exercised.

                           (v) No Major Exhibition Annual Option shall be
                  exercisable unless Magicworks has theretofore duly performed its material obligations hereunder.

                           (vi) The terms and conditions of this Agreement shall
                  apply to all Major Exhibition Extension Periods if the Major Exhibition Annual Options with respect thereto have been exercised.

                  12.7 At the expiration of the Term of this Agreement or any extension thereof, Magicworks shall have the option to continue any or all Exhibitions under the following terms and conditions:

                  (a) Magicworks shall give RMST written notice of such option to continue an Exhibition which is already open at least two (2) months prior to the expiration of the Term, said written notice to be given at least three (3) months prior to the expiration of the Term;

                  (b) The option to continue shall extend the Term for such Exhibition for a period of three (3) months;

                  (c) At the end of the Term, Magicworks must de-install all Artifacts for pick-up by RMST except for 200 Artifacts which shall include twenty percent (20%) of each category of the Most Significant Artifacts listed in Exhibit 2.2; provided, however, that the Artifacts in the Exhibition to be extended shall be in addition to the 200 Artifacts referenced above and shall remain in the Exhibition until the end of such extended term, and

                  (d) The profits would continue to be split 65% to RMST and 35% to Magicworks; provided, however, that any site preparation or buildout expenses incurred after the expiration of the Term shall not be deducted as an expense from Revenue.

Notwithstanding this provision, Magicworks may not extend the Major Exhibition beyond the time period provided in Section 12.6.

         12.8 For purposes of Sections 12.6(c) and 12.7, Magicworks shall have the right to include two of the following Artifacts in any extended Exhibition: the Cherub, the Bell, the Big Piece and the D-Deck Door; provided, however, that Magicworks may not select both the Cherub and the Bell for the same Exhibition and may not select both the Big Piece and the D-Deck Door for the same Exhibition.

         13. MAGICWORKS' REPRESENTATIONS AND WARRANTIES.

         Magicworks hereby represents and warrants that:

         13.1 It is a Delaware corporation, a direct subsidiary of PACE and an indirect subsidiary of SFXE, and it has the right and the complete authority to enter into this Agreement and to undertake the obligations set forth herein on behalf of SFXE.

         13.2 PACE is a valid and existing corporation in good standing in the state of Delaware. SFXE is a valid and existing corporation in good standing in the state of Delaware.

         13.3 Except as it may relate to the Orlando Exhibition and except as set forth in Section 13.4, SFXE, through Magicworks or any subsidiary or other division of SFXE, has not entered into any agreement or granted any rights or undertaken any obligations, and will not do so during the Term, that will or might violate its agreements, or conflict with its obligations, hereunder.

         13.4 Except as it may relate to the Orlando Exhibition and except as set forth below, SFXE through Magicworks or any subsidiary or other division of SFXE, shall not engage or otherwise obtain the services of Arnie Geller, G. Michael Harris, D. Michael Harris, John Joslyn, Jon Thompson, Charles Sachs or Ralph White, directly or through any business entity with which any or all of the aforesaid individuals may be affiliated, in any capacity whatsoever, including, without limitation, employee, agent, advisor, consultant, independent contractor, director or officer, in connection with any of the activities contemplated in this Agreement, without the prior written consent of RMST, which consent shall not be unreasonably withheld or delayed. Notwithstanding the previous sentence, Magicworks shall be permitted to confer with such individuals on an infrequent and occasional basis in connection with any of the activities contemplated by this Agreement; provided, however, that such individuals shall not be permitted by Magicworks to contact or communicate with RMST or its officers, directors or representatives in connection with this Agreement (except as permitted by law or other corporate arrangements). RMST agrees to indemnify, defend and hold harmless Magicworks, PACE , SFXE, and their respective officers, employees, directors, shareholders, attorneys, agents and representatives, for any and all loss, damage, claim, demand, cause of action, cost and expense (including attorneys' fees and court costs) arising out of the matters set forth in this subsection.

         14. RMST'S REPRESENTATIONS AND WARRANTIES.

         14.1 RMST has the right and complete authority to enter into this Agreement and to undertake the obligations set forth herein, including, but not limited to, any necessary shareholder and board of directors approvals.

         14.2 RMST is a valid and existing corporation in good standing in its state of incorporation, as specified in the preamble to this Agreement.

         14.3 Except as otherwise expressly disclosed in or expressly permitted under this Agreement, RMST has not assigned, licensed or otherwise conveyed any interest in the Artifacts and shall not, during the Term of this Agreement, assign, license or otherwise convey any interest in the Artifacts to any person other than Magicworks. RMST has not entered into any agreement or granted any rights or undertaken any obligations, and will not do so during the Term, that will or might violate its agreements, or conflict with its obligations, hereunder.

         14.4 RMST has the right and authority to use and/or to assign the right and authority to Magicworks to use all of the Artifacts, trademarks, copyrights and other materials relating to the Exhibitions and the Tour. Prior to the effective date of this Agreement, and except as otherwise expressly disclosed in or expressly permitted under this Agreement, RMST has not assigned, licensed or otherwise conveyed RMST's right to use all of the Artifacts, trademarks, copyrights or other materials relating to the Exhibitions and the Tour.

         14.5 RMST is the sole legal owner of the Artifacts.

         14.6 Pursuant to orders of court, RMST is the sole legal owner of the salvage rights to recover objects from the wreck site of the Titanic and for so long as RMST maintains its status as salvor-in-possession, such rights shall not be assigned, licensed or otherwise conveyed to any other person during the Term.

         15. INDEMNITIES.

         15.1 RMST agrees to indemnify, defend and hold harmless Magicworks, its subsidiaries, parent companies, affiliates, agents, and assigns and their respective agents, officers, employees, and directors, from and against any and all losses, damages, liabilities, claims, demands, suits and expenses that Magicworks may incur or be liable for as a result of any claim, suit or proceeding made or brought against Magicworks based upon, arising out of, or in connection with RMST's breach of any of its representations, duties or obligations hereunder.

         15.2 Magicworks agrees to indemnify, defend and hold harmless RMST, its subsidiaries, parent companies, affiliates, agents, and assigns and their respective agents, officers, employees, and directors, from and against any and all losses, damages, liabilities, claims, demands, suits and expenses that RMST may incur or be liable for as a result of any claim, suit or proceeding made or brought against Magicworks based upon, arising out of, or in connection with Magicworks' breach of any of its representations, duties or obligations hereunder.

         15.3 Each party shall give the other party prompt notice of any claim or suit coming within the purview of these indemnities. Upon the written request of any indemnitee, the indemnitor shall assume the defense of any claim, demand or action against such indemnitee, and shall upon the request of the indemnitee, allow the indemnitee to participate in the defense thereof, such participation to be at the expense of the indemnitee. Settlement by the indemnitee without the indemnitor's prior written consent shall release the indemnitor from the indemnity as to the claim, demand or action so settled.

         16. TRADEMARK RIGHTS.

         Neither party, by virtue of this Agreement, shall obtain or claim any right, title or interest in or to the other's name, trademark or logo, except the right to use as specified herein and hereby acknowledges and agrees that all such use shall inure to the benefit of the respective owner. It is expressly agreed that (i) if Magicworks has recouped all of its costs and expenses related to this Agreement, RMST shall be the sole and exclusive owner of all trademarks utilized for the Exhibition and of all Exhibition logos and (ii) if Magicworks has not recouped all of its costs and expenses related to this Agreement, RMST may purchase all of the trademarks utilized in the Exhibition and all of the Exhibition logos from Magicworks at their aggregate cost and expense.

         17. TERMINATION.

         17.1 This Agreement shall terminate in the event that (a) both Magicworks and SFXE fail to perform any material term, covenant or agreement to be observed or performed by them under this Agreement, and such failure shall continue for twenty (20) days following written notice from RMST; (b) both Magicworks and SFXE shall become insolvent or admit their inability to pay their debts as they mature or shall both make an assignment for the benefit of their creditors; (c) a proceeding in bankruptcy or for the reorganization of both Magicworks and SFXE or the readjustment of any of their debts under the Bankruptcy Code or any other laws, whether state or federal, for the relief of debtors shall be commenced by both Magicworks and SFXE, or shall be commenced against both Magicworks and SFXE, and not discharged within sixty (60) days after the commencement thereof; or (d) a receiver or trustee shall be appointed for both Magicworks and SFXE for any substantial part of their assets, or any proceeding shall be instituted for dissolution or the full or partial liquidation of both Magicworks and SFXE.

         17.2 Within thirty (30) days of termination of the Agreement Term, Magicworks at the request of RMST shall forthwith return to RMST or otherwise dispose of as RMST may direct all pamphlets, literature, contractual documentation, photographs, catalogues, advertising material, specifications, cost estimates and other materials, documents and papers whatsoever belonging to RMST and sent to RMST relating to the Exhibition (other than correspondence between the Magicworks and RMST) which Magicworks may have in its possession or under its control, except that RMST shall have the right to retain one (1) copy of each of the foregoing for archival purposes.

         17.3 If either party brings an action against the other to enforce any condition or covenant of this Agreement or for breach of its obligations under this Agreement, the prevailing party shall be entitled to recover from the other party its court costs and reasonable attorney's fees incurred in such action.

         18. NON-COMPETITION.

         18.1 Except for the Orlando Exhibition, Magicworks, for Magicworks and its affiliates, agrees that, during the Term hereof, it will not, either directly or indirectly, engage in any other business relating to the presentation of an exhibition concerning the Titanic, including but not limited to, the construction, operation or life on board the Titanic prior to its sinking, the passengers or crew of the Titanic, the sinking of the Titanic, efforts to discover the Titanic, the discovery of the Titanic, expeditions to and exploration of the Titanic following its discovery, and artifacts and other objects recovered from the Titanic, either as a proprietor, partner, investor, shareholder, director, officer, employee, principal, agent, advisor, or consultant. It is the intention of this provision to preclude not only direct competition but also all forms of indirect competition, such as consultation for competitive businesses, or any assistance or transmittal of information of any kind or nature whatsoever which would be of any material assistance to a competitor. In the event RMST terminates this Agreement, Magicworks may engage in any and all competitive exhibitions, tours and other activities during the Term of the Agreement and thereafter. In the event the Term of this Agreement expires without RMST terminating this Agreement, Magicworks and its affiliates shall thereafter be bound by the non-competition provisions of this Section.

         18.2 If all or any portion of the covenants set forth in this Section 18 are held unreasonable, void, vague or illegal by any court having competent jurisdiction over the parties and subject matter, the court shall be empowered to revise and/or construe said covenants so as to fall within permissible legal limits and shall not by necessity invalidate the entire covenants. Magicworks expressly agrees to be bound by any lesser covenant subsumed within the terms of this Section 18 as if the resulting covenants were separately stated in and made a part hereof.

         18.3 Each party acknowledges that Magicworks' violation of the covenants contained in this Section 18 would result in immediate and irreparable injury to RMST for which no adequate remedy at law will be available. Accordingly, Magicworks, in the event of its violation of this Agreement, consents to the entry of an injunction prohibiting any conduct of the terms of the covenants set forth in this Section 18. Magicworks further agrees to pay all costs and expenses (including reasonable attorneys' and experts' fees) incurred by RMST in connection


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
with the enforcement of those covenants not to compete set forth in this Agreement only if RMST shall prevail in any such litigation.

         19. MISCELLANEOUS.

         19.1 Other Documents. Each of the parties hereto shall execute and deliver such other and further documents and instruments, and take such other and further actions, as may be reasonably requested of them for the implementation and consummation of this Agreement and the transactions herein contemplated.

         19.2 Parties in Interest. This Agreement shall be binding upon and inure to the benefit of the parties hereto, and the successors and assigns of all of them, but shall not confer, expressly or by implication, any rights or remedies upon any other party.

         19.3 Governing Law. This Agreement is made and shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of New York, USA, without recourse to its conflict of laws principles. Any legal action or proceeding with respect to this Agreement shall be brought exclusively in the courts of the United States of America for the Southern District of New York, or if such courts lack jurisdiction, in the County of New York in the State of New York, and by execution and delivery of this Agreement, Magicworks and RMST hereby accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid court. Magicworks and RMST hereby irrevocably waive, in connection with any such action or proceeding, (i) trial by jury, (ii) any objection, including, without limitation, any objection to the laying of venue or based on the grounds of forum non conveniens, which it may now or hereafter have to the bringing of any such action or proceeding in such respective jurisdictions.

         19.4 Notices. All notices required to be given under the terms of this Agreement shall be in writing (including telegraphic, telex, and facsimile transmissions, provided that a copy thereof is also sent by certified or registered air mail on the same day as such telegraphic, telex or facsimile transmission) and shall be deemed to have been duly given if delivered to the addressee in person (and receipted on a copy of such notice), or transmitted, or mailed by a nationally recognized overnight delivery service or certified or registered air mail, return receipt requested, as follows:

If to RMST, addressed to:

    RMS Titanic, Inc.
    17 Battery Place, Suite 203
    New York, New York 10004
    Attention:  George Tulloch, President
    Fax No.: (212) 482-1912
with a copy to:

    Allan H. Carlin, Esquire
    RMS Titanic, Inc.
    17 Battery Place, Suite 203
    New York, NY 10004
    Fax No.:  (212) 482-1912

If to Magicworks, addressed to:

    Magicworks Entertainment, Inc.
    199 East Garfield Road
    Aurora, Ohio 44202
    Attention:  Lee Marshall, President
    Fax No.: (330) 995-0872


with copies to:

     H. Yale Gutnick, Esquire                   Jeffrey B. Lewis, Esquire
     Strassburger McKenna Gutnick & Potter      SFX Entertainment, Inc.
     322 Blvd. of the Allies, Suite 700         2000 West Loop South, Suite 1300
     Pittsburgh, PA 15222                       Houston, TX 77027
     Fax No.: (412) 281-8264                    Fax No.: (713) 693-8672

All such notices shall be effective upon the delivery thereof to the addressee in person or via telegraph, telex, nationally recognized overnight delivery service or facsimile with documentary evidence of delivery. Any party may change their respective addresses and fax numbers by giving notice as herein provided.

         19.5 Entire Agreement. This Agreement contains the entire agreement relating to the Tour between the parties and supersedes all prior agreements, understandings and writings between the parties with respect to the subject matter hereof and thereof. Each party hereto acknowledges that no representations, inducement, promises, or agreements, oral or otherwise, have been made by any party, which are not embodied herein or in an exhibit hereto, and that no other Agreement, statement or promise may be relied upon or shall be valid or binding. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated orally. This agreement may be amended or supplemented or any term hereof may be changed, waived, discharged or terminated by an agreement in writing signed by all parties hereto.

         19.6 Assignability. This agreement shall not be assignable by Magicworks without the written consent of RMST, which consent shall not be unreasonably withheld or delayed; provided, however, that Magicworks may assign this Agreement to PACE, SFXE or their affiliates. RMST shall have the right to assign this Agreement to a third-party, with the prior written consent of Magicworks, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, Magicworks' consent shall not be required for (i) the sale to, or acquisition by, a person or entity who is not an affiliate of RMST in a transaction, or series of related transactions, of a majority of the outstanding capital stock of RMST or (ii) the merger of RMST with another entity such that after the consummation of such merger the shareholders of RMST immediately prior to such merger do not own a majority of the outstanding capital stock of the surviving entity immediately following such merger.

         19.7 Severability. If any provision of the Agreement shall be held invalid or unenforceable, the remainder of this Agreement which can be given effect without such invalid or unenforceable provision shall remain in full force and effect. If any provision is held invalid or unenforceable with respect to particular circumstances, it shall remain in full force and effect in all other circumstances.

         19.8 No Waiver. The waiver by any party hereto of any breach or violation of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

         19.9 Force Majeure. If due to acts of God, insurrection, fire, elements, national emergency, or any other similar cause outside of the reasonable control of either party to this Agreement ("Force Majeure") the Exhibition is canceled, delayed or the performance of either party under the terms of this Agreement is made impossible, the parties agree that such cancellation, postponement or failure to perform shall not be considered a breach of this agreement. In such event, however, the parties agree to use their best efforts to reschedule the Exhibition.

         19.10 Publicity. Each of the parties agree that no press announcement or press release in connection with this Agreement shall be made unless the other party hereto shall have given its written consent to such announcement (including the form thereof), which consent shall not be unreasonably withheld.

         19.11 Confidentiality. RMST and Magicworks agree, as may be permitted by law, to use their reasonable efforts not to divulge or permit or cause their officers, directors, stockholders, employees or agents to divulge the substance of this Agreement except to their representatives and attorneys or as may otherwise be required by law in the opinion of counsel for the party required to make such disclosure. Additionally, during and after the Term of this Agreement, RMST and Magicworks shall use reasonable efforts not to disclose to anyone for any reason, without the prior written consent of the other, any marketing plans, strategies, results or other confidential information divulged to or learned by either party about the other from any source whatsoever, unless and until such information has generally become available to the public from sources other than the other party.

         19.12 Independent Parties. Nothing in this Agreement is intended to create, nor shall anything herein be construed or interpreted as creating, an agency, a partnership, a joint venture or any other relationship between RMST and Magicworks except as expressly set forth herein, and both parties understand that, except as expressly agreed to herein, each shall be responsible for its own separate debts, obligations and other liabilities.

         19.13 Remedies. Remedies provided to the parties by this Agreement are not exhaustive or exclusive, but are cumulative of each other and in addition to any other remedies the parties may have in law or equity.

         19.14 Survival of Representations. The representations, warranties, indemnification, and confidentiality provisions set forth in this Agreement shall be continuing and shall survive the expiration of the Agreement Term for a period of four (4) years.

         19.15 Headings. The captions and headings used herein are for convenience only and shall not be construed as a part of this agreement.

         19.16 Counterparts. This agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute but one and the same document.

         19.17 As used herein the term "not unreasonably withheld or delayed" shall mean the event shall have occurred within five (5) New York business days.

         19.18 Guaranty by SFXE. Although SFXE is not a party to this Agreement, it is agreed that SFXE, by its signature below, has guaranteed the obligations hereunder of Magicworks.

         IN WITNESS WHEREOF, the parties have executed this Agreement and affixed their hands and seal the day and year first above written.

RMS TITANIC, INC.                           MAGICWORKS ENTERTAINMENT, INC.,
                                            a Delaware corporation


By:/s/  George Tulloch                      By:/s/ Lee Marshall
   ---------------------------                 -----------------------------
     George Tulloch, President                    Lee Marshall, President


                                            SFX ENTERTAINMENT, INC.,
                                            a Delaware corporation


                                            By:/s/
                                               -----------------------------

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